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                                 EXHIBIT (E)(2)

                       FORM OF SELECTED DEALERS AGREEMENT



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                    'PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                             215 NORTH MAIN STREET
                           WEST BEND, WISCONSIN 53095

                         PARTICIPATING DEALER AGREEMENT
                               (UNDER RULE 12b-1)

                              _____________, 19__


Dear Sirs:

     This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a plan of distribution adopted by Principal Preservation Portfolios, Inc. (the "Fund") pursuant to Rule 12b-1 (the "Plan") under the Investment Company Act of 1940 (the "Act"). The Plan and this related agreement have been approved by a majority of the Directors of the Fund including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any related agreements (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. This Agreement shall apply to additional Portfolios of the Fund which approve the Plan in the manner required by the Act and rules thereunder.

     To the extent you provide distribution and marketing services in the promotion of the Fund's Class A (or Class X with respect to the Cash Reserve Portfolio) or Class B shares, including furnishing services and assistance to your customers who invest in and own Fund shares, including, but not limited to, answering routine inquires regarding the Fund, assisting in changing distribution options, account designations and addresses, and/or administrative services, we shall pay you a fee at the maximum rate for the relevant Portfolio set forth in attached Exhibit A (for Class A or Class X shares) based upon the average daily net asset value of the shares of that Portfolio which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its Agent, designate your firm as the Customer's dealer of record. The fee will be calculated and paid quarterly. No such quarterly fee will be paid to you with respect to shares purchased by you and redeemed or repurchased by the Fund or by us as Agent within seven (7) business days after the date of our confirmation of such purchase. No such quarterly fee will be paid to you with respect to any of your customers if the amount of such fee based upon the value of such customer's Fund shares will be less than $1.00.
We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

     Payment of such quarterly fee shall be made within 45 days after the close of each quarter for which such fee is payable.





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2.     You shall furnish us and the Fund with such information as shall reasonably be requested by the Directors of the Fund with respect to the fees paid to you pursuant to this Agreement.

3. We shall furnish to the Directors of the Fund, for their review, on a quarterly basis a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4. This Agreement may be terminated for Class A (or Class X) shares of any Portfolio by the vote of a majority of the Qualified Directors of the Fund or by a vote of majority of the Fund's outstanding shares on sixty (60) days' written notice, without payment of any penalty. It will be terminated by any act which terminates either the Distribution Agreement between the Fund and us or the Dealer Agreement between your firm and us and shall terminate immediately in the event of its assignment as that term is defined in the Act.

5. The provisions of the Distribution Agreement between the Fund and us, insofar as they relate to the Plan, are incorporated herein by reference. This Agreement shall become effective as of the date hereof on the effective date of said Distribution Agreement and shall continue in full force and effect so long as the continuance of the Distribution Agreement and the Plan and this Agreement are approved at least annually by a vote of a majority of the Fund's Directors and a majority of the Qualified Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be given if marked or telegraphed to you at the address specified by you below. This agreement shall be effective when accepted by you below and shall be construed under the laws of the State of Wisconsin.

                                        B.C. ZIEGLER AND COMPANY


                                        By:
                                            ------------------------------
                                            (Authorized Signature)

Accepted:

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     (Dealer's Name)

--------------------------------------
     (Street Address)


--------------------------------------
(City)                (State)  (Zip)



By:
     ---------------------------------
     (Authorized Signature of Dealer)



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                                                                       EXHIBIT A


                  MAXIMUM FEES FOR CLASS A (OR CLASS X) SHARES


           1.   Tax-Exempt Portfolio (Class A)
                0.25 of 1% of average daily net assets

           2.   Government Portfolio (Class A)
                0.25 of 1% of average daily net assets

           3.   S&P 100 Plus Portfolio (Class A)
                0.25 of 1% of average daily net assets

           4.   Dividend Achievers Portfolio
                0.25 of 1% of average daily net assets

           5.   Select Value Portfolio (Class A)
                0.25 of 1% of average daily net assets

           6.   PSE Tech 100 Index Portfolio (Class A)
                0.25 of 1% of average daily net assets

           7.   Managed Growth Portfolio (Class A)
                0.25 of 1% of average daily net assets

           8.   Cash Reserve Portfolio (Class X)
                0.15 of 1% of average daily net assets

           9.   Wisconsin Tax-Exempt Portfolio (Class A)
                0.25 of 1% of average daily net assets



                                     A-1

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                                                                       EXHIBIT B

                        MAXIMUM FEES FOR CLASS B SHARES


     The fees for Class B shares are not payable during the initial one-year period following the sale of the shares to an investor.

     1.   S&P 100 Plus Portfolio
          0.25 of 1% of average daily net assets

     2.   Dividend Achievers Portfolio
          0.25 of 1% of average daily net assets

     3.   Select Value Portfolio
          0.25 of 1% of average daily net assets

     4.   PSE Tech 100 Index Portfolio
          0.25 of 1% of average daily net assets

     5.   Managed Growth Portfolio
          0.25 of 1% of average daily net assets



                                     B-1